EXHIBIT - 99.1

Richard O. Faria
Chief Financial Officer
(510) 608-3400
dickf@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS PROFITABLE FOURTH QUARTER AND FULL YEAR RESULTS

FREMONT, CALIFORNIA, March 14, 2006.SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding products, announced today the results of operations for the three and twelve month periods ended December 31, 2005. Sales for the fourth quarter of 2005 increased 25% to a record $16,917,000, as compared to sales of $13,549,000 for the same quarter of 2004. Sales for the year ended December 31, 2005 were $61,158,000, also a record and a 5% increase over the $58,425,000 recorded in 2004.

Net income for the fourth quarter of 2005 was $1,183,000, or $.12 per common and diluted share, compared to a net loss for the fourth quarter of 2004 of $4,832,000, or $.50 per share. Included in the net loss for the fourth quarter of 2004 is an intangible asset impairment charge of $4,815,000 and commission expense of approximately $600,000 associated with the settlement of a lawsuit with a former sales representative organization.

Net income for fiscal year 2005 was $3,374,000, or $.35 per common and diluted share, compared to a net loss for fiscal year 2004 of $5,118,000, or $.53 per share. Included in the net loss for the year ended December 31, 2004 are intangible asset impairment charges of $6,817,000 and the $600,000 lawsuit settlement described above.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, " We are very pleased to report a new record for revenues for both a quarter and for the full year. The sales growth of 25% for the fourth quarter of 2005 over the same period in 2004 was very gratifying, as we saw increased sales from both our Safety Products Group and Automation Products Group. On a sequential basis, revenue for the fourth quarter of 2005 increased 13% over the third quarter of 2005."

"Finally, it was very rewarding to finish 2005 with net income of $.35 per share for the year, compared with a loss of $.53 for 2004. Based on the progress we have made in 2005 over the prior year, we continue to be encouraged with our prospects for the future."

Fourth Quarter Highlights

Recent items of interest include:

  STI's Safety Products Group received a Product of the Year award for its innovative OptoShield OS3100 Laser Light Safety Scanner - an advanced area guarding scanner which employs laser light to monitor entry into a user-configurable safety detection zone and send a stop signal to a guarded machine. The award honors the top new products as voted on by the readers of PLANT ENGINEERING magazine. The OptoShield was introduced by STI during the second quarter of 2005.

  STI's Automation Product Group introduced the RPA Series Level Measurement Sensors. These highly reliable measuring sensors are designed to augment mechanical tank level indicators and convert this older style method to one capable of an electronic output, useful for remote monitoring applications. The RPA Sensors are designed primarily for tank level measurement in oil field applications.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products and services through its Safety Products Group. STI's Optical Sensor Division (OSD) provides safety products that are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. STI's Machine Services Division (MSD) provides safety services such as safeguarding equipment installations, machine safety assessments, and the design and custom fabrication of guarding solutions. MSD specializes in machinery services including the repair, relocation, installation and service of fabricating machinery. MSD serves customers in a variety of industries, including metal fabrication, aerospace, electronics, building materials, automotive and food processing. Our web site is located at www.sti.com

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding future prospects, sales and financial results and the impact of product introductions, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause STI's results to differ materially from the forward-looking statements, include: economic and political conditions in domestic and international markets; declining market demand for industrial safety and security products generally; introduction of or increased demand for alternative products; potential errors, defects, design flaws or other problems with our products; changes in regulations relating to industrial safety and security products; and the other risks detailed from time to time in STI's Securities and Exchange Commission filings and reports, including STI's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. STI disclaims any obligation to update information contained in any forward-looking statement.

SCIENTIFIC TECHNOLOGIES INCORPORATED

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2005	2004	2005	2004

Sales	$16,917	$13,550	$61,158	$58,425
Intangibles write down Cost of sales	-- 9,482	3,479 9,426	-- 35,658	4,206 36,372
Gross profit	7,435	645	25,500	17,847

Intangibles write down Operating expenses	-- 5,982	1,336 6,512	-- 22,350	2,611 23,094
Operating income (loss)	1,453	(7,203)	3,150	(7,858)

Interest and other income	308	22	544	216
Income (loss) before taxes	1,761	(7,181)	3,694	(7,642)

Provision (benefit) for income taxes	578	(2,349)	320	(2,524)
Net income (loss)	$ 1,183	$(4,832)	$ 3,374	$(5,118)

Basic and diluted net income (loss) per share	$ .12	$ (.50)	$ .35	$ (.53)

Shares used to compute net income (loss) per share	9,783	9,741	9,775	9,741

Condensed Consolidated Balance Sheet
 (Amounts in thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$ 7,253	$ 2,940
Accounts receivable	9,085	7,746
Inventories	8,414	10,584
Other assets	2,640	5,161
Total current assets	27,392	26,431
Property, plant and equipment, net Goodwill, intangibles and other	3,224 4,397	3,470 2,918
Total assets	$35,013	$32,819

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 2,480	$ 3,246
Accrued expenses	3,661	3,920
Current portion of capital lease with Parent	68	68
Total current liabilities	6,209	7,234
Capital lease with Parent	28	96
Deferred income tax liability	--	118
Total liabilities	6,237	7,448
Shareholders' equity	28,776	25,371
Total liabilities and shareholders' equity	$35,013	$32,819

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